Exhibit 10.1

AMENDMENT TO OFFICE LEASE

THIS AMENDMENT TO OFFICE LEASE (this “Amendment”) is dated for reference purposes June 27, 2012, and is by and among FSP-RIC LLC, a Delaware limited liability company (“Landlord”), and ZILLOW, INC., a Washington corporation (“Tenant”).

RECITALS

A. Landlord’s predecessor and Tenant are parties to that certain Office Lease dated as of March 22, 2011 (the “Lease”). All words beginning with a capital letter in this Amendment that are defined in the Lease shall have the same meaning in this Amendment as in the Lease.

B. Landlord has agreed to lease to Tenant, and Tenant has agreed to lease from Landlord, Floor 32 of the Building (“Floor 32”).

AMENDMENT

NOW THEREFORE, for and in consideration of the mutual covenants and conditions set forth herein, the parties hereto hereby agree to amend the Lease as set forth below.

1. Recitals. The foregoing Recitals are incorporated herein as if fully set forth herein.

2. Effective Date of Amendment. The date Landlord executes this Amendment and returns a copy to Tenant is herein called the “Amendment Effective Date”.

3. Basic Lease Information. Effective on the Amendment Effective Date, Articles 1.1(j), (k), (l), (m), (p), (s), (t) and (u) are deleted in their entirety and the following are substituted in their place:

(j) Premises.

(1) Floors 29, 30 and 31, as further shown on Exhibit B to the Lease (the “Initial Premises”).

(2) Floor 32 consists of 21,575 square feet, as further shown on Exhibit B-1 to this Amendment.

(3) The word Premises as used in the Lease and in this Amendment shall refer collectively to the Initial Premises and Floor 32.

(k) Rentable Area of the Premises.

(1) The Initial Premises consists of 65,609 rentable square feet, which Landlord and Tenant hereby conclusively agree shall be the Rentable Area of the Initial Premises for all purposes of this Lease.

(2) Floor 32 consists of 21,575 rentable square feet, which Landlord and Tenant hereby conclusively agree shall be the Rentable Area of Floor 32 for all purposes of this Lease.

(l) Term.

(1) The Term for Floors 29, 30 and 31 commenced on July 1, 2011, and ends on November 30, 2022, as the same may be extended pursuant to Article 33 of the Lease.

(2) The Term for Floor 32 is approximately 123 months, beginning on the Floor 32 Commencement Date (defined below) and ending on November 30, 2022, as the same may be extended pursuant to Article 33 of the Lease.

(m) Commencement Date.

(1) The Commencement Date for Floors 29, 30 and 31 is July 1, 2011.

(2) The Commencement Date for Floor 32 is the earlier of (A) ninety (90) days after Floor 32 is delivered to Tenant for the commencement of the “Floor 32 TI Work” (as defined in Exhibit C-1 to this Amendment), or (B) upon substantial completion of the Floor 32 TI Work (the “Floor 32 Commencement Date”). Tenant shall be obligated to pay Monthly Base Rent, Operating Expenses and Real Estate Taxes for Floor 32 commencing upon the Floor 32 Commencement Date.

(p) Monthly Base Rent: See Article 4.

(s) Proportionate Share.

(1) Tenant’s Proportionate Share for the Initial Premises is Seven and fifty-two one hundredths Percent (7.52%), which is the ratio of the Rentable Area of the Initial Premises (65,609 square feet) to the rentable square footage of the Building (872,026 square feet).

(2) Tenant’s Proportionate Share for Floor 32 is Two and forty-seven one hundredths Percent (2.47%), which is the ratio of the Rentable Area of Floor 32 (21,575 square feet) to the rentable square footage of the Building (872,026 square feet).

(t) Parking Spaces: 54 parking stalls, 51 of which shall be unreserved and 3 of which may be reserved at the election of Tenant. See Article 27 of this Lease.

(u) Parking Charge: current market rates (for reserved spaces it shall be 175% of the rate for unreserved spaces), subject to the Rules and Regulations; provided, that Tenant shall not be charged for 41 of its Parking Spaces during the first full twelve months of its occupancy of the Initial Premises.

4. Article 3.1, Delivery of Premises. A new subsection (a) is added to Article 3.1 as follows:

(a) Floor 32. Notwithstanding anything to the contrary set forth in this Article 3.1, Landlord shall deliver Floor 32 to Tenant in an AS IS WHERE IS condition; provided, Floor 32 shall be in no worse condition than as of May 22, 2012, reasonable wear and tear excepted. Delivery shall be one (1) business day after vacation of Floor 32 by the present tenant of Floor 32, Dendreon Corporation (“Dendreon”). Landlord shall construct a stairwell security barrier (the “Barrier”) on Floor 33, which Barrier shall be constructed no later than the Floor 32 Commencement Date.

5. Article 3.2, Early Entry. A new subsection (a) is added to Article 3.2 as follows:

(a) Floor 32. Notwithstanding anything to the contrary set forth in this Article 3.2, after Landlord delivers possession of Floor 32 to Tenant pursuant to Article 3.1(a), then Tenant shall have possession of Floor 32 in order to construct the Floor 32 TI Work in accordance with Exhibit C-1, Work Letter Agreement – Floor 32 attached to this Amendment and, once the Floor 32 TI Work is substantially complete, to occupy Floor 32 for the purpose of conducting business.

6. Article 4.1, Monthly Base Rent. This Article is re-entitled “Monthly Base Rent – Initial Premises” and the first sentence is revised to read as follows: “Throughout the Term for the Initial Premises, Tenant shall pay Monthly Base Rent to Landlord for the Initial Premises in the amount and for the time periods described as follows and in Article 32:”

7. New Article 4.2, Monthly Base Rent – Floor 32. A new Article 4.2 is added as follows:

4.2 Monthly Base Rent – Floor 32. Throughout the Term for Floor 32, Tenant shall pay Monthly Base Rent to Landlord in the amount and for the time periods described as follows and in Article 32:

Period	Annual Base Rent	Monthly Base Rent
Months 1 – 12	$776,700.00	$64,725.00
Months 13 – 24	$798,275.00	$66,522.92
Months 25 – 36	$819,850.00	$68,320.83
Months 37 – 48	$841,425.00	$70,118.75
Months 49 – 60	$863,000.00	$71,916.67
Months 61 – 72	$884,575.00	$73,714.58
Months 73 – 84	$906,150.00	$75,512.50
Months 85 – 96	$927,725.00	$77,310.42
Months 97 – 108	$949,300.00	$79,108.33
Months 109 – 120	$970,875.00	$80,906.25
Months 121 – November 30, 2022	$992,450.00	$82,704.17

Monthly Base Rent shall be paid in advance on or before the first day of each calendar month of the Term, and shall be accompanied by any applicable rent, sales, use or other tax which is based on the amount and/or payment of Rent payable pursuant to this Lease. If the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then Monthly Base Rent for such calendar month will be appropriately prorated based on the actual number of calendar days in such calendar month. If the Term commences on a day other than the first day of a calendar month, then the prorated Monthly Base Rent for such month will be paid on or before the first day of the Term. Monthly Base Rent shall be paid to Landlord, without written notice or demand and without deduction or offset, as an independent covenant of Tenant, in lawful money of the United States of America at Landlord’s address set forth in Article 1.1 herein or to such other address as Landlord may from time to time designate in writing.

All Rent shall be payable by Tenant to Landlord at the office of Landlord or at such other place as Landlord may designate from time to time, in lawful money of the United States of America, without offset, abatement, counterclaim or deduction, except as specifically set forth herein. All Rent shall be paid by either good and sufficient check or a wire transfer of immediately available funds to Landlord’s account, which account information will be given to Tenant promptly upon Tenant’s request.

If Tenant fails to pay any Rent more than three (3) business days after such Rent is due, the unpaid amounts will be subject to a late payment charge equal to greater of (i) five percent (5%) of the unpaid amounts or (ii) Two Hundred Fifty Dollars ($250.00). This late payment charge is intended to compensate Landlord for its additional administrative costs resulting from Tenant’s failure, and has been agreed upon by Landlord and Tenant as a reasonable estimate of the additional administrative costs that will be incurred by Landlord as a result of Tenant’s failure. The actual cost in each instance is extremely difficult, if not impossible, to determine. This late payment charge will be paid to Landlord together with such unpaid amounts and interest pursuant to Article 33.32, below. The payment of this late payment charge will not constitute a waiver by Landlord of any Event of Default by Tenant under this Lease. Any payments of any kind returned for insufficient funds will be subject to an additional charge of Sixty and 00/100 Dollars ($60.00).

8. Article 5.1(a), Operating Expenses. Subsection (a) of Article 5.1 is amended and restated as follows:

5.1(a) Operating Expenses

(i) Initial Premises. In addition to Monthly Base Rent, beginning as of December 1, 2012, Tenant shall pay Tenant’s Proportionate Share of the Operating Expenses of the Project for the Initial Premises. If Operating Expenses are calculated for a partial calendar year, an appropriate proration shall be made. Notwithstanding the foregoing, subsequent to calendar year 2013, Operating Expenses controllable by Landlord (i.e., Operating Expenses other than the cost of electricity, water, waste disposal, and other utilities costs and the costs of insurance obtained with respect to the Project) shall not increase during the original Term for the Initial Premises on an annual basis by more than three percent (3%) on a compounding (i.e., the three percent (3%) cap is applied to the most recent calendar year controllable Operating Expenses for the Initial Premises) and cumulative (i.e., if controllable Operating Expenses for the Initial Premises increase less than three percent (3%) from one calendar year [for purposes of this Article 5.1(a) herein called “Calendar Year One”] to the next [for purposes of this Article 5.1(a) herein called “Calendar Year Two”], then controllable Operating Expenses for the Initial Premises for the third calendar year [for purposes of this Article 5.1(a) herein called “Calendar Year Three”] may increase by three percent (3%), plus the difference between (1) the actual increase from Calendar Year One to Calendar Year Two and (2) three percent (3%)) basis.

(ii) Floor 32. Commencing on the Floor 32 Commencement Date, Tenant shall pay Tenant’s Proportionate Share of the Operating Expenses of the Project for Floor 32. If Operating Expenses are calculated for a partial calendar year, an appropriate proration shall be made.

9. Article 5.2, Estimated Payments for Operating Expenses. Article 5.2 is amended and restated as follows:

5.2 Estimated Payments for Operating Expenses.

(a) Initial Premises. During each calendar year or partial calendar year in the Term for the Initial Premises, beginning as of December 1, 2012, in addition to Monthly Base Rent, Tenant shall pay to Landlord on the first day of each month an amount equal to 1/12 of the product of Tenant’s Proportionate Share for the Initial Premises multiplied by the Estimated Operating Expenses, defined below, for such calendar year. Estimated Operating Expenses for any calendar year means Landlord’s reasonable estimate of Operating Expenses for such calendar year and will be subject to revision according to the further provisions of this Article 5.2 and Article 5.3, below. During any partial calendar year during the Term for the Initial Premises, Estimated Operating Expenses will be estimated on a full-year basis. During each December during the Term, or as soon after each December as practicable, Landlord will give Tenant written notice of the Estimated Operating Expenses for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year (or each month of the Term, if a partial calendar year), Tenant shall pay to Landlord 1/12 of the product of Tenant’s Proportionate Share for the Initial Premises multiplied by the Estimated Operating Expenses for such calendar year; however, if such written notice is not given in December, Tenant shall continue to make monthly payments on the basis of the prior year’s Estimated Operating Expenses until the month after such written notice is given, at which time Tenant shall commence making monthly payments based upon the revised Estimated Operating Expenses. In the month Tenant first makes a payment based upon the revised Estimated Operating Expenses, Tenant shall pay to Landlord for each month which has elapsed since December the difference between the amount payable based upon the revised Estimated Operating

Expenses and the amount payable based upon the prior year’s Estimated Operating Expenses. If at any time or times it reasonably appears to Landlord that the actual Operating Expenses for any calendar year will vary from the Estimated Operating Expenses for such calendar year, Landlord may, no more than once during any calendar year, by written notice to Tenant, revise the Estimated Operating Expenses for such calendar year, and subsequent payments by Tenant in such calendar year will be based upon such revised Estimated Operating Expenses.

(b) Floor 32. During each calendar year or partial calendar year in the Term, commencing on the Floor 32 Commencement Date, Tenant shall pay to Landlord on the first day of each month an amount equal to 1/12 of the product of Tenant’s Proportionate Share of the Operating Expenses of the Project for Floor 32 multiplied by the Estimated Operating Expenses. During any partial calendar year during the Term for Floor 32, Estimated Operating Expenses will be estimated on a full-year basis. During each December during the Term, or as soon after each December as practicable, Landlord will give Tenant written notice of the Estimated Operating Expenses for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year (or each month of the Term, if a partial calendar year), Tenant shall pay to Landlord 1/12 of the product of Tenant’s Proportionate Share multiplied by the Estimated Operating Expenses for such calendar year; however, if such written notice is not given in December, Tenant shall continue to make monthly payments on the basis of the prior year’s Estimated Operating Expenses until the month after such written notice is given, at which time Tenant shall commence making monthly payments based upon the revised Estimated Operating Expenses. In the month Tenant first makes a payment based upon the revised Estimated Operating Expenses, Tenant shall pay to Landlord for each month which has elapsed since December the difference between the amount payable based upon the revised Estimated Operating Expenses and the amount payable based upon the prior year’s Estimated Operating Expenses. If at any time or times it reasonably appears to Landlord that the actual Operating Expenses for any calendar year will vary from the Estimated Operating Expenses for such calendar year, Landlord may, no more than once during any calendar year, by written notice to Tenant, revise the Estimated Operating Expenses for such calendar year, and subsequent payments by Tenant in such calendar year will be based upon such revised Estimated Operating Expenses.

10. Article 5.6(a), Real Estate Taxes. Subsection (a) of Article 5.6 is amended and restated as follows:

5.6(a) Real Estate Taxes

(i) Initial Premises. In addition to Monthly Base Rent, beginning December 1, 2012, Tenant shall pay Tenant’s Proportionate Share of the Real Estate Taxes of the Project for the Initial Premises. If Real Estate Taxes are calculated for a partial calendar year, an appropriate proration shall be made.

(ii) Floor 32. In addition to Monthly Base Rent, beginning on the Floor 32 Commencement Date, Tenant shall pay Tenant’s Proportionate Share of the Real Estate Taxes of the Project for Floor 32. If Real Estate Taxes are calculated for a partial calendar year, an appropriate proration shall be made

11. Article 5.7, Estimated Payments of Real Estate Taxes. Article 5.7 is amended and restated as follows:

5.7. Estimated Payments of Real Estate Taxes.

(a) Initial Premises. With respect to the Initial Premises, during each calendar year or partial calendar year in the Term beginning as of December 1, 2012, in addition to Monthly Base Rent, Tenant shall pay to Landlord on the first day of each month an amount equal to 1/12 of the product of Tenant’s Proportionate Share for the Initial Premises multiplied by the Estimated Real Estate

Taxes, defined below, for such calendar year. The Estimated Real Estate Taxes for any calendar year means Landlord’s reasonable estimate of Real Estate Taxes for such calendar year and will be subject to revisions according to the further provisions of this Article 5.7 and Article 5.8 of the Lease. During any partial calendar year during the Term, estimated Real Estate Taxes will be estimated on a full year basis. During each December during the Term, or soon after each December as practicable, Landlord will give Tenant written notice of Estimated Real Estate Taxes for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year (or each month of the Term, if a partial calendar year), Tenant shall pay Landlord 1/12 of the product of Tenant’s Proportionate Share multiplied by the Estimated Real Estate Taxes for such calendar year; however, if such written notice is not given in December, Tenant shall continue to make monthly payments on the basis of the prior year’s Estimated Real Estate Taxes until the month after such written notice is given, at which time, Tenant shall commence making monthly payments based upon a revised Estimated Real Estate Taxes. In the month Tenant first makes a payment based upon a revised Estimated Real Estate Taxes, Tenant shall pay to Landlord for each month which has elapsed since December the difference between the amount payable based upon the revised Estimated Real Estate Taxes and the amount payable based upon the prior year’s Estimated Real Estate Taxes. If at any time or times it reasonably appears to Landlord that the actual Real Estate Taxes for any calendar year will vary from the Estimated Real Estate Taxes for such calendar year, Landlord may, no more than once during any calendar year, by written notice to Tenant, revise the Estimated Real Estate Taxes for such calendar year, and subsequent payments by Tenant in such calendar year will be based upon the revised Estimated Real Estate Taxes.

(b) Floor 32. With respect to Floor 32, during each calendar year or partial calendar year in the Term beginning on the Floor 32 Commencement Date, and continuing thereafter, in addition to Monthly Base Rent, Tenant shall pay to Landlord on the first day of each month an amount equal to 1/12 of the product of Tenant’s Proportionate Share for Floor 32 multiplied by the Estimated Real Estate Taxes, defined below, for such calendar year. The Estimated Real Estate Taxes for any calendar year means Landlord’s reasonable estimate of Real Estate Taxes for such calendar year and will be subject to revisions according to the further provisions of this Article 5.7 and Article 5.8 of the Lease. During any partial calendar year during the Term, estimated Real Estate Taxes will be estimated on a full year basis. During each December during the Term, or soon after each December as practicable, Landlord will give Tenant written notice of Estimated Real Estate Taxes for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year (or each month of the Term, if a partial calendar year), Tenant shall pay Landlord 1/12 of the product of Tenant’s Proportionate Share multiplied by the Estimated Real Estate Taxes for such calendar year; however, if such written notice is not given in December, Tenant shall continue to make monthly payments on the basis of the prior year’s Estimated Real Estate Taxes until the month after such written notice is given, at which time, Tenant shall commence making monthly payments based upon a revised Estimated Real Estate Taxes. In the month Tenant first makes a payment based upon a revised Estimated Real Estate Taxes, Tenant shall pay to Landlord for each month which has elapsed since December the difference between the amount payable based upon the revised Estimated Real Estate Taxes and the amount payable based upon the prior year’s Estimated Real Estate Taxes. If at any time or times it reasonably appears to Landlord that the actual Real Estate Taxes for any calendar year will vary from the Estimated Real Estate Taxes for such calendar year, Landlord may, no more than once during any calendar year, by written notice to Tenant, revise the Estimated Real Estate Taxes for such calendar year, and subsequent payments by Tenant in such calendar year will be based upon the revised Estimated Real Estate Taxes.

12. Article 27, Parking. The last sentence of the first paragraph of Article 27 is hereby amended to read as follows: “Landlord shall abate the monthly rental of 41 parking stalls, including up to 3 reserved parking stalls, for the first twelve (12) months of Tenant’s occupancy of the Initial Premises.

13. Article 31, Early Termination. Article 31 shall only apply to the Initial Premises, i.e., Tenant shall only have the right to terminate the Lease as it relates to the Initial Premises and the Lease shall remain in full force and effect as it relates to Floor 32.

14. Article 32, Right of First Offer. New Articles 32.4, 32.5 and 32.6 are added to the Lease as follows:

32.4 Notice to Tenant re: Floor 33. At any time during the Term of this Lease, including the Renewal Terms, provided (i) Tenant has notified Landlord in writing of Tenant’s need for additional space, (ii) no Event of Default, as defined in Article 25.1 of this Lease, then exists, (iii) no Chronic Default, as defined in Article 25.1 of this Lease, has occurred, (iv) at the time of the exercise by Tenant of its rights under this Article 32.4, Tenant and/or any affiliate of Tenant is in occupancy of the entire Premises, and (v) no other tenant in the Building has a right to lease the Floor 33 ROFO Space (hereafter defined), Tenant shall have a right of first offer in accordance with the terms of this Article 32.4 to lease all or any portion of Floor 33 (the “Floor 33 ROFO”). If Landlord is prepared to offer for lease or enter into a lease for all or any portion of the Floor 33 ROFO Space to a party other than Tenant, Landlord shall deliver to Tenant a written Floor 33 ROFO Notice (as defined below).

The “Floor 33 ROFO Notice” shall be a written notice from Landlord to Tenant in which Landlord sets forth (i) a description of the location of the Floor 33 ROFO Space and the number of rentable square feet available to be leased, (ii) the date upon which the Floor 33 ROFO Space shall be available to be leased, and (iii) the material business terms.

32.5 Floor 33 ROFO Election. Tenant shall have ten (10) Business Days following Tenant’s receipt of the Floor 33 ROFO Notice to deliver to Landlord a written notice (the “Floor 33 ROFO Election”) of Tenant’s desire to lease from Landlord the Floor 33 ROFO Space by stating that Tenant is thereby exercising the Floor 33 ROFO. Notwithstanding anything to the contrary contained in the Floor 33 ROFO Notice, Tenant shall not be required to lease any number of rentable square feet in excess of the number of rentable square feet contained in the applicable Floor 33 ROFO Space. If Tenant exercises the Floor 33 ROFO, then Landlord shall lease the Floor 33 ROFO Space to Tenant for the remainder of the Term and the Renewal Terms, if exercised, on the terms set forth in the Floor 33 ROFO Notice which shall be the terms Landlord is prepared to offer the Floor 33 ROFO Space to a party other than Tenant. There shall be no leasing commissions in connection with such lease.

32.6 Addition to Premises. If Tenant shall timely and in the manner herein prescribed deliver the Floor 33 ROFO Election, then, on the date on which Landlord delivers vacant possession of the Floor 33 ROFO Space to Tenant, the Floor 33 ROFO Space shall become, and be deemed to comprise, part of the Premises as if originally included in the demise hereunder and Tenant’s Proportionate Share shall be increased so that the numerator shall include the number of rentable square feet in the Floor 33 ROFO Space.

15. Article 34.18, Brokers. The following is added to Article 34.18 of the Lease:

Landlord and Tenant respectively represent and warrant to each other that neither of them has consulted or negotiated with any broker or finder with regard to Floor 32 except that Landlord has been represented by the Landlord’s Broker and Tenant has been represented by the Tenant’s Broker, each as named in Article 1.1 hereof. Landlord agrees to be responsible for payment of Landlord’s Broker’s fees pursuant to a separate agreement between Landlord and Landlord’s Broker and shall pay Tenant’s Broker a commission for Floor 32 equal to One and 00/100 Dollar ($1.00)

times the rentable square feet of Floor 32 per year for the Floor 32 Term, payable one-half (1/2) within ten (10) days of Landlord’s receipt of a written invoice received after the full execution of this Amendment and one-half (1/2) within ten (10) days of Landlord’s receipt of a written invoice received after the Floor 32 Commencement Date. Landlord and Tenant shall mutually indemnify and hold each other harmless from and against any claim for brokerage or finder’s fees or other like payment based in any way upon agreements, arrangements or understanding made or claimed to have been made by Landlord or Tenant with any third person. Each of Landlord and Tenant, by its execution of this Lease, acknowledges that it has received a pamphlet on the law of real estate agency as required under RCW 18.86.030(1)(f).

16. Exhibit B and B-1. The existing Exhibit B to the Lease is amended in part to reflect that it is for the Initial Premises. A new Exhibit B-1 is attached to this Amendment for Floor 32.

17. Exhibit C and C-1. The existing Exhibit C attached to the Lease is amended in part to reflect that it is for the Initial Premises. A new Exhibit C-1, Work Letter Agreement – Floor 32, is attached to this Amendment for Floor 32.

18. Exhibit K, Paragraph 1(e). Paragraph 1(e) of the existing Exhibit K is amended and restated as follows:

(e) provides for payment to beneficiary of immediately available funds (denominated in United States dollars) in the amount of One Million Six Hundred Sixty Five Thousand Four Hundred Eight and 33/100 Dollars ($1,665,408.33) within 24 hours after presentation of the Sight Draft substantially conforming to the form attached as Exhibit “A” to the Letter of Credit;

19. Exhibit K, Paragraph 10. Paragraph 10 of the existing Exhibit K is amended and restated as follows:

10. Reduction. Notwithstanding the foregoing provisions of this Exhibit K, commencing December 3, 2012, and on the first (1st) business day of every calendar month thereafter until the face amount of the Letter of Credit equals $915,408.33, if no Event of Default exists at the end of the previous calendar month, then the face amount of the Letter of Credit may be reduced by Ninety Four Thousand and 00/100 Dollars ($94,000.00), but in no event shall the face amount of the Letter of Credit ever be less than Nine Hundred Fifteen Thousand Four Hundred Eight and 33/100 Dollars ($915,408.33). For each month that the face amount of the Letter of Credit may be reduced, upon delivery to Landlord of a satisfactory replacement Letter of Credit meeting all of the other requirements of this Exhibit K, the previously existing Letter of Credit will be returned to Tenant. Landlord agrees that if Tenant’s financial situation experiences a material positive change, Landlord is open to considering the possibility of agreeing to a modification to the provisions of this Paragraph 10.

20. Counterparts. This Amendment may be executed in counterparts.

21. Full Force and Effect. Except as specifically amended herein, the Lease remains in full force and effect.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the days and years set forth below.

LANDLORD:

FSP-RIC LLC, a Delaware limited liability company

By:	Fifth Street Properties, LLC,
a Delaware limited liability company
Its sole member

	By:	CWP Capital Management, LLC,
a Delaware limited liability company,
Its Manager

		By:	/s/ JOSEPH A. CORRENTE
		Name:	Joseph A. Corrente
		Its:	Senior Vice President

TENANT:

ZILLOW, INC., a Washington corporation

By:	/s/ SPENCER M. RASCOFF
Name:	Spencer M. Rascoff
Title:	Chief Executive Officer

EXHIBIT B-1

LAYOUT OF FLOOR 32

EXHIBIT C-1

WORK LETTER FOR FLOOR 32

1. Floor 32 TI Work. Any work to Floor 32 is referred to herein as the “Floor 32 TI Work,” shall be furnished and installed within Floor 32 substantially in accordance with plans and specifications to be prepared by the architect selected by Tenant (the “Tenant’s Architect”). All Floor 32 TI Work shall be approved by Landlord and Tenant in accordance with this Exhibit C-1. The Floor 32 TI Work shall be furnished and installed at Tenant’s sole expense by the TI Contractor selected by Tenant and approved by Landlord as provided for herein, except for the amount of the Cash Allowance (as defined in Paragraph 13 below). For purposes of this Lease, the cost of the Floor 32 TI Work shall include all costs associated with the design and construction of the Floor 32 TI Work, including, without limitation, all building permit fees, payments to design consultants for services and disbursements (including costs associated with design changes required by the Tenant’s Architect or its errors and omissions insurance carrier), all preparatory work (if any), premiums for insurance and bonds (if any), such inspection fees (including City of Seattle inspections) as Landlord or Tenant may incur, reimbursements to Landlord for permit and other fees which Landlord may actually incur that are fairly attributable to the Floor 32 TI Work, and the cost of installing any additional HVAC or electrical capacity or telecommunications capacity required by Tenant. All direct personnel costs of Landlord in reviewing Tenant’s plans for the Floor 32 TI Work shall be covered by the administrative fee due Landlord described in Paragraph 8 below.

2. Design of the Floor 32 TI Work. The Tenant’s Architect shall design all of the Floor 32 TI Work, complete the working drawings for the Floor 32 TI Work and obtain all required building or other permits to allow construction of the Floor 32 TI Work in Floor 32. The Tenant’s Architect shall, on Tenant’s behalf, retain consultants satisfactory to Landlord to design these components of the Floor 32 TI Work. The cost of preparing all plans and specifications for the Floor 32 TI Work (including without limitation the space plan for Floor 32 and the working drawings for the Floor 32 TI Work), the cost of preparing any changes thereto (except as provided to the contrary in Paragraph 5 below regarding Landlord changes) and the cost of obtaining all required permits therefor shall be paid by Tenant, although Tenant may apply a portion of the Cash Allowance to the payment of such costs.

3. Submittal of Space Plan. Landlord has provided Tenant with a set of final Building plans for Floor 32 (“Base Building Plans”). Not later than fifteen (15) days after mutual execution of this Second Amendment, Tenant shall submit to Landlord three copies of the Space Plan for the Floor 32 TI Work. As used herein, “Space Plan” means a floor plan, drawn to scale, showing (1) demising walls, corridor doors, interior partition walls and interior doors, including any special walls, glass partitions or special corridor doors, (2) any restrooms, kitchens, computer rooms, file rooms and other special purpose rooms, and any sinks or other plumbing facilities, or other special facilities or equipment, (3) any communications systems, indicating telephone and computer outlet locations, and (4) any other details or features required to reasonably delineate the Floor 32 TI Work to be performed. Within a reasonable time (not more than ten (10) days) following its receipt of the Space Plan, Landlord shall review, comment on and return the Space Plan to Tenant, marked “Approved,” “Approved as Noted” or “Disapproved as Noted, Revise and Resubmit.” Such Space Plan shall be for the general information of Landlord, and to assist in the coordination of the design and construction of the Floor 32 TI Work, and Landlord’s failure to respond to the Space Plan shall not constitute approval by Landlord of the design or specifications shown thereon.

(a) If the Space Plan is returned to Tenant marked “Approved,” the Space Plan shall be deemed approved by Landlord and the procedure set forth in Paragraph 4 below shall be followed.

(b) If the Space Plan is returned to Tenant marked “Approved as Noted,” the Space Plan so submitted shall be deemed approved by Landlord; provided, however, in preparing the Working Drawings (defined below), Tenant shall cause the Architect to incorporate Landlord’s noted items into the Working Drawings.

(c) If the Space Plan is returned to Tenant marked “Disapproved as Noted,

Revise and Resubmit,” Tenant shall cause the Space Plan to be revised, taking into account the reasons for Landlord’s disapproval (which shall be noted in writing), and shall resubmit revised plans to Landlord for review within a reasonable period of time after return of the Space Plan to Tenant by Landlord. The same procedure shall be repeated until Landlord fully approves the Space Plan. Tenant shall use good faith efforts to cause the Space Plan to be revised and resubmitted in a timely manner.

(d) In the event the Space Plan is returned to Tenant under either subsection (b) or (c) above, Landlord shall make itself available upon reasonable notice to meet with Tenant and the Architect to discuss any noted items and attempt to resolve the same cooperatively.

4. Submittal of Working Drawings. Within forty five (45) days following the return of the Space Plan to Tenant marked either “Approved” or “Approved as Noted” by Landlord pursuant to Paragraph 3 above, Tenant shall deliver to Landlord two (2) sets of blue-lined prints of Working Drawings for the Floor 32 TI Work. As used herein, “Working Drawings” means fully dimensioned architectural construction drawings and specifications, and any required engineering drawings (including mechanical, electrical, plumbing, air-conditioning, ventilation and heating), and shall include all items described in the Space Plan, and if applicable: (1) electrical outlet locations, circuits and anticipated usage therefor, (2) reflected ceiling plan, including lighting, switching, and any special ceiling specifications, (3) duct locations for heating, ventilating and air-conditioning equipment, (4) details of all millwork, (5) dimensions of all equipment and cabinets to be built in, (6) furniture plan showing details of space occupancy, (7) keying schedule, (8) lighting arrangement, (9) location of print machines, equipment in lunch rooms, concentrated file and library loadings and any other equipment or systems (with brand names wherever possible) which require special consideration relative to air-conditioning, ventilation, electrical, plumbing, structural, fire protection, life-fire-safety system, or mechanical systems, (10) special heating, ventilating and air conditioning equipment and requirements, (11) weight and location of heavy equipment, and anticipated loads for special usage rooms, (12) demolition plan, (13) partition construction plan, (14) type and color of floor and wall-coverings, wall paint and any other finishes, and any other details or features required to completely delineate the Floor 32 TI Work to be performed. Tenant shall also deliver to Landlord a diskette containing the Working Drawings in the AutoCAD format (or other computer assisted design format approved by Landlord) (“CAD”). The Working Drawings shall be consistent with, and a logical extension of, the Space Plan. Within twenty (20) business days after receipt of the draft Working Drawings from Tenant, Landlord shall return to Tenant one (1) set of the Working Drawings marked “Approved,” “Approved as Noted” or “Disapproved as Noted, Revise and Resubmit”; provided, however, that failure to respond to the Working Drawings shall not constitute approval by Landlord of the design or specifications shown thereon.

(a) If the Working Drawings are returned to Tenant marked “Approved,” the Working Drawings, as so submitted, shall be deemed approved by Landlord.

(b) If the Working Drawings are returned to Tenant marked “Approved as Noted,” the draft of the Working Drawings shall be deemed approved by Landlord; provided, however, in preparing the final approved Working Drawings, Tenant shall cause the Tenant’s Architect to incorporate Landlord’s noted items into the Working Drawings.

(c) If the Working Drawings are returned to Tenant marked “Disapproved as Noted, Revise and Resubmit,” Tenant shall cause such Working Drawings to be revised, taking into account the reasons for Landlord’s disapproval (which shall be noted in writing) and shall resubmit revised plans to Landlord for review. The same procedure shall be repeated until Landlord fully approves the Working Drawings. Landlord’s review of the Working Drawing shall be subject to Landlord’s approval or disapproval in Landlord’s reasonable discretion, consistent with a Class A office building in greater Seattle.

(d) Tenant shall be solely responsible for: (i) the completeness of the Working Drawings; (ii) the conformity of the Working Drawings with the existing conditions in the Building and Floor 32 and to the Base Building Plans provided by Landlord (including any changes in the Base Building Plans provided by Landlord to Tenant); and (iii) the compliance of the Working Drawings with all applicable regulations, laws, ordinances, codes and rules, including, without limitation, the Americans With Disabilities Act, with respect to Floor 32.

(e) In the event the Working Drawings are returned to Tenant under subsections (b) or (c) above, Landlord shall make itself available upon reasonable notice to meet with Tenant and the Tenant’s Architect to discuss any noted items and attempt to resolve same cooperatively, prior to the Deadline for such event described in Paragraph 17 below.

(f) When the Working Drawings are approved by Landlord and Tenant, the parties shall each acknowledge their approval by signing or initialing each sheet of the Working Drawings and Tenant shall promptly submit the Working Drawings to the City of Seattle for permitting. Tenant shall also deliver to Landlord a diskette containing the approved Working Drawings in the CAD format.

5. Deadlines for Approval; Certain Modifications. Tenant shall cause the Working Drawings to be prepared by the Tenant’s Architect, submitted to Landlord and, where required, revised so as to obtain the approval of the Working Drawings by Landlord on or before each date set forth in Paragraph 17 below. In the event Landlord changes or modifies the Base Building Plans subsequent to Landlord’s delivery of the Base Building Plans to Tenant and such modified plans require material changes to the Working Drawings (other than changes required by the City of Seattle), then Landlord shall be responsible for the actual design costs incurred in connection with modifying the Working Drawings to the extent caused by such changes to the Base Building Plans.

6. Landlord’s Review Responsibilities. Tenant acknowledges and agrees that Landlord’s review and approval of the Space Plans and, if granted, of the Working Drawings is solely for the benefit of Landlord and to protect the interests of Landlord in the Building and Floor 32, and Landlord shall not be the guarantor of, nor in any way or to any extent responsible for, the correctness or accuracy of any Space Plan or Working Drawings or of the compliance of the Space Plan or Working Drawings with applicable regulations, laws, ordinances, codes and rules or of the conformance or compatibility of the Space Plan or Working Drawings with existing conditions in the Building or Premises.

7. Existing Conditions. Prior to commencement of construction of the Floor 32 TI Work, Tenant shall require and be solely responsible for insuring that the Tenant’s Architect and Tenant’s engineers and contractors verify all existing conditions in the Building, insofar as they are relevant to, or may affect, the design and construction of the Floor 32 TI Work. Tenant shall be solely responsible for the completeness of all plans for the Floor 32 TI Work and for conformity of the plans with the Base Building Plans (including any changes thereto provided by Landlord to Tenant, subject to potential reimbursement of redesign costs as provided in Paragraph 5 above) and existing conditions in the Building and Floor 32. Tenant shall ensure that the Tenant’s Architect inspects Floor 32 to verify existing conditions and construction prior to the start of construction of the Floor 32 TI Work. Tenant shall notify Landlord immediately following such inspection of any discrepancy discovered by Tenant or the Tenant’s Architect between existing conditions and/or construction and the Base Building Plans; otherwise, Landlord shall be conclusively deemed to have met its obligations relating to the construction of Floor 32 to the extent Floor 32 are complete as of the date of such inspection. In the absence of such notice, Tenant shall be responsible for any modifications to the Working Drawings necessary to accommodate existing conditions and construction. Tenant shall be solely responsible for, and Landlord specifically reserves the right to require Tenant to make at any time and from time to time during the construction of the Floor 32 TI Work, any changes to the Working Drawings necessary (a) to obtain any permit, (b) to comply with all applicable regulations, laws, ordinances, codes and rules, and (c) to avoid impairing or voiding any third-party warranties.

8. Pricing Floor 32 TI Work.

(a) Initial Bids. Tenant shall select a contractor (the “TI Contractor”), taking into account, in Tenant’s good faith judgment, all factors associated with the bids, including without limitation, price, quality of materials to be used, estimated completion time, and Landlord’s preference if any, and shall notify Landlord of the amount of the Initial Bid and the TI Contractor selected by Tenant. The TI Contractor may or may not be the Building Contractor.

(b) Trade Bids. The TI Contractor shall be required to use subcontractors from a list of Landlord’s approved subcontractors. Tenant or the TI Contractor shall either engage the following subcontractors or engineering firms for the following work in the Project (the contract or subcontract for such work being hereinafter referred to as a “Major Subcontract”), or if another subcontractor is engaged under a Major Subcontract, permit the following subcontractors to perform a peer review of the drawings and engineering prepared for the following areas of work: (i) Mechanical/Plumbing/Piping: McKinstry; (ii) Electrical: Coffman Engineers; (iii) Fire Protection: Patriot Fire Protection; (iv) Structural: Magnusson Klemencic Associates; and (v) Low Voltage Systems: Hargis Engineers. The cost of such peer review shall be borne by Tenant. Tenant shall cause its Architects and consultants to work cooperatively with Landlord and its architects and consultants to assure that Landlord is satisfied that any changes proposed by Tenant as part of the Floor 32 TI Work will not adversely affect the operation of the Building.

(c) Tenant Approval Rights; Non-Responsibility of Landlord. After accepting a bid pursuant to Paragraph 8(b) above, Tenant shall enter into a lump sum price or guaranteed maximum price contract (the “TI Construction Contract”) with the TI Contractor which shall incorporate the terms of any bids received from subcontractors. The TI Construction Contract shall expressly provide, and shall require each subcontract to provide, that Landlord shall not bear any responsibility for the payment or performance of Tenant’s obligations under the TI Construction Contract, and that in the event of a default or other nonpayment under the TI Construction Contract giving the rise to a lien or claim of lien under RCW 60.04, such lien or claim of lien shall attach only to Tenant’s leasehold interest in the Premise, and not to Landlord’s fee interest in the Building or Land.

(d) Bids to Include Entire Initial Premises. The Initial Bid and the bids by subcontractors shall cover the entire Floor 32 TI Work package for the Floor 32 TI Work.

(e) Administrative Fee. Landlord shall be entitled to receive an administrative fee for the supervision of the TI Contractor in an amount equal to three percent (3%) of the total cost of designing, permitting and constructing the Floor 32 TI Work and the administrative fee shall be included in the cost of the Floor 32 TI Work. The administrative fee shall be calculated and fixed at the time the TI Construction Contract is fully executed, subject to increases arising from change orders under the TI Construction Contract.

(f) Payment of Tenant’s Share of Costs. Within ten (10) days after execution of the TI Construction Contract, Tenant shall deposit with Landlord, for payment in accordance with Paragraph 12 below, an amount (the “Construction Payment”) equal to the difference between the (i) Cash Allowance (defined in Paragraph 13 below), and (ii) the lump sum price under the TI Construction Contract plus Landlord’s administrative fee. Tenant shall not authorize construction of the Floor 32 TI Work to commence until Landlord has received the Construction Payment. The Construction Payment shall be increased by the total cost of any change order approved or otherwise required under Paragraph 14 below and such increased payment shall be deposited by Tenant with Landlord within fifteen (15) days following approval of such change order by the parties or the date of Landlord’s delivery of change orders otherwise required under Paragraph 14. Payments on the TI Construction Contract shall be made first from the Construction Payment and thereafter from the Cash Allowance. Landlord shall reimburse Tenant upon receipt by Landlord of (a) written evidence of Tenant’s payment of the TI Contractor, and (b) unconditional lien releases from the TI Contractor and the Major Subcontractors on Landlord’s form for all work performed through, and including, that work covered by Landlord’s reimbursement.

9. Administration of Work.

(a) After the TI Construction Contract is signed and the Construction Payment is received, Tenant shall administer the construction of the Floor 32 TI Work in accordance with the final, approved and permitted Working Drawings.

(b) All Floor 32 TI Work shall be constructed by the TI Contractor selected pursuant to Paragraph 8. Installation of office furniture, telecommunications equipment and wiring and cabling shall not be considered part of the Floor 32 TI Work, and shall be separately designed, constructed, installed or provided by Tenant in accordance with the Working Drawings. Connection of installed work stations to the Building’s electrical system shall be a part of the Floor 32 TI Work.

(c) All Floor 32 TI Work shall be installed in a manner that conforms with the contractor’s and its subcontractors’ schedules for completion of the Floor 32 TI Work, and the work of installation shall be handled in such a manner as to maintain harmonious labor relations. The contractors, subcontractors and materialmen performing Floor 32 TI Work shall be subject to prior reasonable approval by Landlord and shall be subject to the administrative supervision of Landlord or the Building Contractor and shall comply with the general conditions of the Building and rules of the site. Contractors, subcontractors and materialmen performing Floor 32 TI Work shall take all necessary steps to insure, so far as may be possible, the progress of the work without interruption on account of strikes, work stoppage or similar causes for delay. In the event that Tenant’s contractors or subcontractors do not promptly cause any pickets to be withdrawn and all other disruptions to the operations of the Building promptly to cease, or in the event that Landlord notifies Tenant that Landlord has in good faith concluded that picketing or other disruptive activities are an imminent threat, Tenant shall immediately cause the withdrawal from the job of all contractors, subcontractors or materialmen involved in the dispute.

(d) Tenant shall require that each of its contractors, subcontractors and materialmen maintain insurance coverage in accordance with Schedule C-1 attached.

(e) Tenant, upon commencement of Tenant’s work, guarantees a lien-free completion of Tenant’s work.

(f) If Building Contractor is not the TI Contractor Tenant shall reimburse Landlord for added third party costs in coordinating Landlord and Tenant’s work.

10. Obligation of Tenant to Provide As Built Plans; Assignment of Warranties. Within thirty (30) days of Substantial Completion, Tenant shall cause the Tenant’s Architect to provide Landlord with (a) two complete sets of plans and specifications reflecting the actual conditions of the Floor 32 TI Work as constructed in Floor 32, together with a copy of such plans on diskette in the CAD format; (b) one (1) complete O&M manual for the Floor 32 TI Work; and (c) full lien waivers from the TI Contractor and all subcontractors and material suppliers performing the Floor 32 TI Work.

11. Reimbursement and Compensation. Tenant shall reimburse Landlord for all actual costs incurred by Landlord in connection with the review of Space Plan and Working Drawings for the Floor 32 TI Work. Such review fees shall be limited to the actual costs for Landlord’s architect and consultants to review such Space Plan and Working Drawings and shall not include a separate charge for Landlord or its employee or staff time. Landlord may obtain any reimbursement required hereunder by deducting the amount of such reimbursement from the Cash Allowance or the Construction Payment. Upon request, Landlord agrees to provide Tenant with invoices and other documentation supporting its request for reimbursement for time spent by professionals in connection with review of the Space Plan and Working Drawings for the Floor 32 TI Work.

12. Tenant Payments. If for any reason (such as change orders to the TI Construction Contract arising from changes under Paragraph 14 below or the costs of the Floor 32 TI Work) the Cash Allowance and Construction Payment are not adequate to make all required payments, Tenant shall deposit with Landlord within fifteen (15) days after billing by Landlord such additional required amount. If for any reason the Construction Payment is not fully utilized to make all required payments, Landlord shall, upon completion of the Floor 32 TI Work, refund to Tenant any unused portion of the Construction Payment. Landlord shall be entitled to suspend or terminate construction of the Floor 32 TI Work and to declare Tenant in default in accordance with the terms of the Lease if payment by Tenant of any undisputed amounts required to be paid by Tenant under this Exhibit C-1 are not paid when due and such failure continues for a period of five (5) days after Tenant received written notice of the alleged default. Tenant shall provide to Landlord copies of each draw request submitted by the TI Contractor, together with any back-up information provided therewith. Tenant shall also provide to Landlord on a continuous basis copies of any progress reports submitted by the TI Contractor, showing costs incurred to date, percentage completion, retainage amounts and similar matters. Tenant in good faith shall take into account and consideration any concerns and objections to status, quality, percentage completion and similar matters raised by Landlord and communicated to Tenant in writing. The Tenant’s Architect shall be responsible for timely completing and delivering to Landlord and the TI Contractor all completion certificates required for payments under the TI Construction Contract and Tenant’s contract with the Tenant’s Architect shall so provide.

13. Cash Allowance.

(a) Landlord shall provide a total of up to Seven Hundred Fifty Five Thousand One Hundred Twenty Five and 00/100 Dollars ($755,125.00) [$35 per square foot of rentable area in Floor 32, (the “Cash Allowance”) toward the payment for the design, permitting and construction of the Floor 32 TI Work. The Cash Allowance shall be used solely for the construction of the Floor 32 TI Work and other purposes expressly permitted herein. Except as provided herein, the Cash Allowance must be spent on items that, at Landlord’s option, shall remain in Floor 32 on Lease termination and may not be applied to the cost of removable trade fixtures, cabling, equipment or furniture, or moving costs.

(b) The obligation of Landlord to make any one or more payments pursuant to the provisions of this Paragraph 13 shall be suspended without further act of the parties during any such time as there exists a material default by Tenant under the Lease. Nothing in this Paragraph 13 shall affect the obligations of Tenant under the Lease with respect to any alterations, additions and improvements within Floor 32, including, without limitation, any obligation to obtain the prior written consent of Landlord thereto.

14. Modifications/Change Orders.

(a) Changes Requested by Tenant. Any changes to the Tenant Work requested by the Tenant after final Landlord approval of the Working Drawings (“Additional Work”) shall be subject to Landlord’s prior approval and shall, upon approval by Landlord, be incorporated into the Working Drawings by the Tenant’s Architect. Any Additional Work shall be completed at Tenant’s sole cost and expense, including without limitation costs associated with: (i) revisions to the Working Drawings; (ii) construction of the Additional Work; (iii) required permits, governmental fees, and inspections; (iv) Washington State sales tax; (v) as-built record documentation; and (vi) any delays resulting from the performance of the Additional Work. Under no circumstances shall the Commencement Date change as a result of Tenant’s Additional Work.

(b) Contractor Required Changes. With respect to any change orders required by the TI Contractor in order to proceed with construction of the Floor 32 TI Work, within five (5) business days after delivery to Tenant of such change order (which shall include the estimated additional costs, if any), Tenant shall either approve or disapprove the change order by written notice to Landlord. If Tenant approves the change order Tenant shall deposit any additional sums required thereunder as provided under Paragraph 12. If Tenant disapproves the change order, Tenant shall specifically identify in its notice the nature and extent of Tenant’s disapproval and shall, within fifteen (15) days of receipt of such change order, deposit with Landlord or in a separate interest bearing escrow with Escrow Agent (pursuant to instructions mutually acceptable to Landlord and Tenant) any additional sums required thereunder, which shall be released upon the earlier of: (i) Tenant’s written consent thereto, or (ii) completion of an audit and any arbitration under the TI Construction Contract as permitted under Paragraph 16(b) below, it being the understanding of the parties that any dispute as to the necessity for or amount of such change orders is to be resolved with the TI Contractor by agreement or through such process.

(c) Other Required Changes. With respect to any change orders required by reason of the errors or omissions of the Tenant’s Architect or its consultants or otherwise required by the City of Seattle, Tenant shall deposit any additional sums required thereunder as provided under Paragraph 12.

15. Designation of Construction Representatives. Tenant hereby designates Dan Butler of JPC as its initial representative in connection with the design and construction of the Floor 32 TI Work and Landlord shall be entitled to rely upon the decisions and agreements made by such representative as binding upon Tenant. Tenant may change its designated representative upon written notice to Landlord. Landlord hereby appoints Coleen Spratt and Cyndi Sundby to act on its behalf and represent its interests with respect to all matters requiring Landlord action in this Exhibit C-1. Tenant hereby expressly recognizes and agrees that no other person claiming to act on behalf of Landlord is authorized to do so. Landlord may change its designated representative upon written notice to Tenant. No consent, authorization or other action shall bind Landlord or Tenant unless in writing and signed by the aforementioned person. If Landlord or Tenant complies with any request or direction presented to it by anyone else claiming to act on behalf of the other party, such compliance shall be at such party’s sole risk and responsibility and shall not in any way alter or diminish the obligations and requirements created and imposed by this Exhibit. Landlord shall have the right to observe the construction of the Floor 32 TI Work. Tenant shall notify Landlord of all construction meetings and Landlord shall have the right to attend all meetings of Tenant and its contractor and subcontractors, and the Tenant’s construction contract(s) shall so provide.

16. Substantial Completion; Audit of Contractor.

(a) Substantial Completion. As used herein, “Substantial Completion” shall mean (and Floor 32 shall be deemed “Substantially Complete”) when (i) the City of Seattle has given final approval in writing that all Floor 32 TI Work under the construction permit has been completed, (ii) installation of the Floor 32 TI Work has occurred in accordance with the Working Drawings, subject only to punch-list items described below, and (iii) basic services as required under the Lease are available to Floor 32. Notwithstanding the foregoing, Substantial Completion shall be deemed to have occurred on the date on which Tenant takes occupancy of Floor 32 and commences to do business therein. Substantial Completion shall be deemed to have occurred even if a “punch-list” or similar corrective work remains to be completed. Immediately before Tenant occupies any portion of Floor 32, Landlord shall walk the portion of Floor 32 and create a punch-list of incomplete and defective items, and provide a copy of the punch-list to Tenant. Within thirty (30) days after Tenant commences occupancy of Floor 32, Landlord, Tenant, and the Tenant’s Architect shall prepare a “punch-list” which shall consist of the items that have not been, but should have been, finished or furnished by Tenant prior to such date. Tenant shall proceed diligently to complete, or cause the TI Contractor to complete, all punch-list items. Tenant shall require reasonable retainage in the TI Construction Contract and shall not release all of the retainage to the TI Contractor until such time as Tenant reasonably believes all punch-list items have been completed. Release of any retainage shall not release or relieve Tenant of the obligation to cause all punch-list items to be completed and Floor 32 to be in the condition as required under this Lease.

(b) Audit of Contractor. The TI Construction Contract shall provide that Landlord and Tenant shall have a right, within a reasonable period of time following Substantial Completion of Floor 32, to conduct an audit of the books and records of the TI Contractor to confirm the costs actually incurred with respect to the construction of the Floor 32 TI Work. The results of the audit shall be made available to both Landlord and Tenant. The TI Construction Contract shall provide for binding arbitration of all disputes arising over change orders or from the audit. Tenant shall be responsible for the costs of such audit and any arbitration relating thereto, subject to reimbursement from the TI Contractor as may be provided in the TI Construction Contract. Tenant shall be responsible for and entitled to any adjustments to the cost of the Floor 32 TI Work that may be made by reason of such audit.

17. Schedule of Deadlines.

Event	Deadline

Tenant’s Submission of Space Plans	Fifteen (15) Days after mutual execution of the Amendment

Landlord’s Approval of Space Plans	Ten (10) days after Tenant’s submission

Tenant’s Submission of Working Drawings:	Forty five (45) days after approval of Space Plans

Landlord’s Approval of Working Drawings:	Twenty (20) days after Tenant’s submission

Tenant submitting for Permits for the Floor 32 TI Work:	Within ten (10) days after Landlord’s approval of Working Drawings

SCHEDULE C-1

Insurance Requirements

Per Original Lease Agreement